                                                                   Exhibit 10.13

                          EMPLOYMENT SECURITY AGREEMENT

          This Employment Security Agreement (the "Agreement") is entered into as of this 9th day of November, 2000 [SEE SCHEDULE A - ITEM I] (the "Agreement Date"), by and between Wisconsin Central Transportation Corporation, a Delaware corporation ("Employer"), and Marty J. Mickey [SEE SCHEDULE A - ITEM II] ("Executive").

                              W I T N E S S E T H:

          Whereas, Executive is currently employed by Employer as its Assistant Vice President, Treasurer & Assistant Secretary [SEE SCHEDULE A - ITEM III].

          Whereas, Executive and Employer desire to enter into the Agreement in order to provide security to Executive with respect to his employment;

          Now, therefore, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

          1.   DEFINITIONS. For purposes of the Agreement:

          (a) "Affiliate" or "Associate" shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934.

          (b) "Base Salary" shall mean the average of Executive's annual base salary at the rates in effect during the 24 months prior to an event that constitutes a termination of employment under circumstances set forth in subsection 2(a); provided that such average rate shall in no event be less than the highest annual rate in effect for Executive at any time during the 12-month period preceding the applicable Change in Control.

          (c) "Beneficiary" shall mean the person or entity designated by Executive, by written instrument delivered to Employer, to receive the benefits payable under the Agreement in the event of his death. If Executive fails to designate a Beneficiary, or if no Beneficiary survives Executive, such death benefits shall be paid:

               (i)   to his surviving spouse;

               (ii) if there is no surviving spouse, to his living descendants PER STIRPES; or

               (iii) if there is neither a surviving spouse nor descendants, to his duly appointed and qualified executor or personal representative.


                               Ex. 10.13 - Page 1

          (d) "Bonus" shall mean the average of the actual bonuses earned by Executive for each of the 2 full fiscal years of Employer preceding an event that constitutes a termination of employment under circumstances set forth in subsection 2(a); provided that such average bonus shall in no event be less than the highest actual bonus earned by Executive for any full fiscal year of Employer ending during the 12-month period prior to the applicable Change in Control, or if no such full fiscal year occurs, the actual bonus earned for any partial fiscal year ending during such period divided by a fraction, the numerator of which is the number of full calendar months in such partial year and the denominator of which is twelve.

          (e) A "Change in Control" shall be deemed to take place on the occurrence of any of the following events on or after the Agreement Date:

               (i) The acquisition by an entity, person or group (including all Affiliates or Associates of such entity, person or group, but excluding any person who on the Agreement Date was the beneficial owner of capital stock of Employer entitled to exercise 30% or more of the Voting Power (as defined below)) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of capital stock of Employer, if after such acquisition such entity, person or group is entitled to exercise more than 30% of the outstanding voting power of all capital stock of Employer entitled to vote in elections of directors ("Voting Power");

               (ii) The effective time of (1) a merger or consolidation of Employer with one or more other corporations as a result of which the holders of the outstanding Voting Power of Employer immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any Affiliate or Associate thereof) hold less than 50% of the Voting Power of the surviving or resulting corporation, or (2) a transfer of 30% of the Voting Power, or a Substantial Portion of the Property, of Employer other than to an entity of which Employer owns at least 50% of the Voting Power; or

               (iii) During any 24-month period, individuals who at the beginning of such period constituted the Board of Directors of Employer (together with any new directors whose election by the Board of Directors or nomination for election by Employer's stockholders was approved by a vote of at least a majority of the directors who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of Employer's Board of Directors.

Notwithstanding the foregoing, a Change in Control shall not be deemed to take place by virtue of any transaction in which Executive is a participant in a group effecting an acquisition of Employer if, after such acquisition, Executive holds an equity interest in the entity that has acquired Employer.

          (f)  "Good Cause" shall be deemed to exist if, and only if:



                               Ex. 10.13 - Page 2

               (i) Executive engages in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation, intentional wrongdoing, or malfeasance, in each case that results in substantial harm to the business or property of Employer or any Affiliate or Associate; or

               (ii) Executive is convicted of a criminal violation involving fraud or dishonesty.

          (g)  "Good Reason" shall exist if:

               (i) There is a significant reduction in the nature or the scope of Executive's authority, or a significant adverse change in his overall working environment;

               (ii) Executive is assigned duties materially inconsistent with his present duties, responsibilities and status;

               (iii) There is a significant reduction in Executive's monthly rate of base salary or bonus;

               (iv) Employer or an Affiliate or Associate changes by 50 miles or more the principal location in which Executive is required to perform services;

               (v) There is a significant increase in the level of travel for business purposes required of Executive by Employer or an Affiliate or Associate; or

               (vi) Executive in good faith determines that as the result of a Change in Control he is unable to carry out his duties and responsibilities for Employer or an Affiliate or Associate in a manner consistent with the practices, standards or values of Employer or an Affiliate or Associate immediately prior to the Change in Control.

          (h) "Incentive Plan" shall mean any incentive, bonus, deferred compensation or similar plan or arrangement currently or hereafter made available by Employer or an Affiliate or Associate in which Executive is eligible to participate.

          (i) "Retirement Plan" shall mean any qualified or supplemental employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently or hereinafter made available by Employer or an Affiliate or Associate in which Executive is eligible to participate.

          (j) "Severance Period" shall mean the period beginning on the date Executive's employment with Employer and all Affiliates and Associates terminates under circumstances described in subsection 2(a) and ending on the date 24 months thereafter.


                               Ex. 10.13 - Page 3

          (k) "Substantial Portion of the Property of Employer" shall mean 50% of the aggregate book value of the assets of Employer, its Affiliates and Associates as set forth on the most recent balance sheet of Employer, prepared on a consolidated basis, audited by its regularly engaged, independent, certified public accountants.

          (l) "Term" shall mean the period beginning on the date hereof and terminating on the date 24 months after the date hereof, provided that for each day from and after the date hereof the Term will automatically be extended for an additional day, unless either Employer or Executive has given written notice to the other party of its or his election to cease such automatic extension, in which case the Term shall be the 24-month period beginning on the date such notice is received by such other party.

          (m) "Welfare Plan" shall mean any health plan, dental plan, disability plan, survivor income plan or life insurance plan, as defined in
Section 3(1) of ERISA, currently or hereafter made available by Employer or an Affiliate or Associate in which Executive is eligible to participate.

          2. BENEFITS UPON TERMINATION OF EMPLOYMENT. (a) The following provisions will apply if a Change in Control occurs during the Term, and if at any time during the 24 months after such Change in Control occurs (whether during or after the expiration of the Term), (i) the employment of Executive with Employer and, if applicable, all Affiliates and Associates is terminated by Employer or such Affiliates and Associates for any reason other than Good Cause, or (ii) Executive terminates his employment with Employer and, if applicable, all Affiliates and Associates for Good Reason:

               (1) Employer shall pay Executive or his Beneficiary an amount equal to all base salary, bonus and reimbursement for fringe benefits due to Executive and unpaid at the date of termination.

               (2) Employer shall pay Executive or his Beneficiary an amount equal to the sum of (A) his Base Salary plus (B) his Bonus, all multiplied by two. Such amount shall be paid to Executive or his Beneficiary in a lump sum within 30 days after his date of termination of employment.

               (3) Employer shall pay Executive or his Beneficiary an amount equal to the pro rata portion of Executive's target annual incentive bonus compensation, under the applicable Incentive Plan, for the fiscal year of Employer in which the date of termination of employment occurs that is applicable to the period commencing on the first day of such fiscal year and ending on the date of termination. Such amount shall be paid to Executive or his Beneficiary in a lump sum within 30 days after his date of termination of employment.

          (4) Executive or his Beneficiary, or any other person entitled to receive benefits with respect to Executive under any Incentive Plan, Retirement Plan, Welfare Plan, or any other plan or program maintained by Employer or an Affiliate or Associate in which Executive participates on the date of termination of


                               Ex. 10.13 - Page 4
          employment, shall receive any and all benefits accrued under such Plan or other plan or program, to the date of termination of employment, the amount, form and time of payment of such benefits to be determined by the terms of such Incentive Plan, Retirement Plan, Welfare Plan or other plan or program. Payment shall be made at a date selected by Executive, if permitted under any such Plan or other plan or program, or if no such election is permitted, at the earliest date permitted under any such Plan or other plan or program.

               (5) If upon the date of termination of Executive's employment, Executive holds any options with respect to stock of Employer, all such options will immediately become exercisable upon such date and will be exercisable for 365 days thereafter. Any restrictions on stock of Employer owned by Executive on the date of termination of his employment will lapse on such date. To the extent such acceleration or extension of exercise of such options, or such lapse of restrictions, is not permissible under the terms of any plan pursuant to which the options or restricted stock were granted, Employer will pay to Executive or his Beneficiary (A) an amount equal to the excess, if any, of the aggregate fair market value of all stock of Employer subject to such options, determined on the date of termination of employment, over the aggregate exercise price of such options, and Executive or his Beneficiary will surrender all such options unexercised, and (B) the aggregate fair market value on the date of termination of employment of all such restricted stock and Executive or his Beneficiary shall transfer such stock to Employer. Payments pursuant to the preceding sentence will be paid in cash to Executive or his Beneficiary in a lump sum within 30 days after his date of termination of employment.

               (6) During the Severance Period, Executive and his spouse, and other dependents, will continue to be covered by all Welfare Plans in which he and his spouse, and other dependents, were participating immediately prior to the date of his termination of employment as if he continued to be an employee of Employer or an Affiliate or Associate and Employer will continue to pay the costs of coverage of Executive and his spouse, and other dependents, under such Welfare Plans on the same basis as is applicable to active employees covered thereunder; provided that, if participation in any one or more of such Welfare Plans is not possible under the terms thereof, Employer will provide substantially identical benefits. Coverage under any such Welfare Plan will cease if and when Executive obtains employment with another employer during the Severance Period, and becomes eligible for coverage under any substantially similar Welfare Plan provided by his new employer.

               Executive's right to continuation of coverage under the Welfare Plans providing health and medical insurance coverage, pursuant to
          Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor section), and Sections 601-609 of ERISA (or any successor sections) shall commence on the date of termination of employment pursuant to subsection 2(a).


                               Ex. 10.13 - Page 5

               (7) During the Severance Period, Executive shall not be entitled to reimbursement for fringe benefits, including without limitation, dues and expenses related to club memberships, automobile expenses, expenses for professional services and other similar perquisites.

          (b) If the employment of Executive with Employer and all Affiliates and Associates is terminated by Employer, such Affiliate or Associate, or Executive other than under circumstances set forth in subsection 2(a), Executive's compensation shall be paid through the date of his termination, and Employer shall have no further obligation to Executive or any other person under the Agreement. Such termination shall have no effect upon Executive's other rights, including but not limited to rights under any Incentive Plan, Retirement Plan, Welfare Plan, or other employee plan or program.

          (c) Notwithstanding anything herein to the contrary, in the event Employer or any Associate or Affiliate shall terminate the employment of Executive for Good Cause hereunder, Employer or such Associate or Affiliate shall give Executive at least thirty (30) days prior written notice specifying in detail the reason or reasons for Executive's termination. Notwithstanding anything herein to the contrary, in the event Executive shall terminate employment with Employer or any Associate or Affiliate for Good Reason hereunder, Executive shall give Employer or such Associate or Affiliate at least thirty (30) days prior written notice specifying in detail the reason or reasons for Executive's termination.

          3. LIMITATION ON PAYMENTS. In the event that Executive would, except for this Section 3, be subject to a tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision that may be in effect, as a result of "parachute payments" (as that term is defined in Section 280G(b)(2)(A) of the Code) made pursuant to the Agreement, or a deduction would not be allowed to Employer for all or any part of such payments, by reason of Section 280G(a) of the Code, or any successor provision that may be in effect, unless Executive gives prior written notice specifying a different order to Employer to effectuate the limitations required herein, Employer shall reduce, eliminate, or postpone such payments in such amounts, and in such order as it shall determine, as are required to reduce the aggregate "present value" (as that term is defined in Section 280G(d)(4) of the Code) of such payments to one dollar less than an amount equal to three times Executive's "base amount," (as that term is defined in Sections 280G(b)(3)(A) and 280G(d)(1) and (2) of the Code) to the end that Executive is not subject to tax pursuant to such Section 4999 and no deduction is disallowed by reason of such Section 280G(a).

          4. SETOFF. No payments or benefits payable to or with respect to Executive pursuant to the Agreement shall be reduced by any amount Executive or his spouse or Beneficiary may earn or receive from employment with another employer or from any other source, except as expressly provided in subsection 2(a)(5).


                               Ex. 10.13 - Page 6

          5. DEATH. If Executive's employment with Employer and all Affiliates and Associates terminates under circumstances described in Section 2, other than death, then upon Executive's subsequent death, all unpaid amounts payable to Executive under subsections 2(a)(1), (2), (3) or (4) or 2(b), if any, shall be paid to his Beneficiary, and if subsection 2(a) applies, his spouse and other dependents shall continue to be covered under all applicable Welfare Plans during the remainder of the Severance Period, if any, pursuant to subsection 2(a)(5).

          6. NO SOLICITATION OF REPRESENTATIVES AND EMPLOYEES. During the Severance Period, without Employer's prior written consent, Executive shall not solicit to employ or solicit to engage as a consultant any person who is then an employee of Employer or any Affiliate or Associate (for this purpose, Tranz Rail Holdings Limited, English Welsh & Scottish Railway Holdings Limited and Australian Transport Network Limited, and their respective subsidiaries).

          7. CONFIDENTIALITY. Executive agrees that he will not, without the prior written consent of Employer, during the period after the date of the Agreement, directly or indirectly disclose to any individual, corporation or other entity (other than Employer or its Affiliates or Associates, or their respective officers, directors or employees entitled to such information) or use for his own or such another's benefit, any information, whether or not reduced to written or other tangible form, which (a) is not generally known to the public or in the industry; (b) has been treated by Employer or any of its Affiliates or Associates as confidential or proprietary; and (c) is of competitive advantage to Employer or any of its Affiliates or Associates (such information being referred to in this section as "Confidential Information"). Confidential Information which becomes generally known to the public without violation of the Agreement shall cease to be subject to the restrictions of this paragraph. This section shall not be applicable if and to the extent Executive is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge, or is otherwise required by law to disclose such Confidential Information, or to the extent Executive provides information on Employer's behalf either to rating agencies, investment bankers, creditors or other similar third parties, or to accountants, counsel or agents or representatives of Employer.

          8. NON-COMPETITION. During the Severance Period, Executive agrees that he will not (other than on behalf of one of the Class 1 railroads in the United States or Canada) directly or indirectly engage in, assist, perform services for, establish, or have any equity interest (other than ownership of 1% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchanges or included in the NASDAQ National Market System) in, whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise, any entity or person which conducts rail operations in the State of Wisconsin, the Upper Peninsula of Michigan, the Chicago Switching District, the Minneapolis-St. Paul Switching District, the Province of Ontario, the United Kingdom, New Zealand, Australia, or Jordan.


                               Ex. 10.13 - Page 7

          9. FORFEITURE. If Executive shall at any time violate any obligation of his under Sections 6, 7 or 8 in a manner that results in material damage to Employer, any Affiliate or Associate, or its business, he shall immediately forfeit his right to any benefits not yet paid or due to be paid or provided under the Agreement, and Employer shall thereafter have no further obligation hereunder to Executive or his spouse, Beneficiary or any other person.

          10. SPECIFIC ENFORCEMENT. Executive agrees that any material breach by him of Sections 6 through 8 of the Agreement will cause Employer great injury which will be difficult, if not impossible, to measure, and that such injury will be immediate and irreparable for which Employer will have no adequate remedy at law. Consequently, Executive agrees that any material breach by Executive of the foregoing Sections 6 through 8 of the Agreement shall entitle Employer to injunctive relief, and, as set forth in Section 9, shall entitle Employer to cancel its obligations, pursuant to Section 9, under the Agreement, provided that if a material breach occurs, Employer shall notify Executive of such breach and Executive may, if possible, attempt to cure such material breach. Executive agrees that, in the event of a material breach by Executive of the foregoing provisions of the Agreement, Employer would be more harmed by the denial of an injunction or other equitable relief than Executive would be harmed by the issuance of an injunction or other equitable relief, and that the public interest would be furthered by the issuance of an injunction or other equitable relief to prevent further or additional breach of the foregoing provisions of the Agreement.

          11. EXECUTIVE ASSIGNMENT. No interest of Executive or his Beneficiary under the Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his Beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

          12. BENEFITS UNFUNDED. Except as otherwise provided in Sections 13 and 15, all rights under the Agreement of Executive and his Beneficiary, shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of Employer for payment of any amounts due hereunder. Neither Executive nor his Beneficiary shall have any interest in or rights against any specific assets of Employer, and Executive and his Beneficiary shall have only the rights of a general unsecured creditor of Employer.

          13. EMPLOYMENT WITH AFFILIATES AND ASSOCIATES. For purposes of the Agreement, Base Salary and Bonuses shall include remuneration received by Executive from Employer and all Affiliates and Associates.

          14. WAIVER. No waiver by any party at any time of any breach by the other party of, or compliance with, any condition or provision of the Agreement to be


                               Ex. 10.13 - Page 8
performed by such other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

          15. LITIGATION EXPENSES. Employer shall pay 100% of Executive's reasonable attorneys' fees and legal expenses, up to a maximum of $100,000, in connection with any judicial proceeding to enforce the Agreement, or to construe or determine the validity of the Agreement or otherwise in connection therewith. Notwithstanding the preceding sentence, payments shall be made under this section only insofar as Executive prevails in such litigation or such litigation is resolved through settlement. The Board of Directors of Employer shall, in its discretion, have the right at any time and from time to time to cause Employer to fund all or any portion of the estimated amount of its obligations under this section in such manner as it deems appropriate, including without limitation, contributions to a trust agreement with an independent trustee as described in
Section 13, a bank letter of credit or an indemnity agreement with an independent third party.

          16. RELEASE. Notwithstanding any other provision of the Agreement, payment of any benefit under the Agreement to Executive is conditioned upon the prior execution by Executive of a release, in a form reasonably satisfactory to Employer, whereby Executive fully releases Employer, all of its Affiliates or Associates, and all of their respective officers, employees, directors and agents, from any and all rights and claims that Executive, or his spouse or Beneficiary, may at any time have with respect to his employment with Employer and its Affiliates and Associates, including his benefit under this Agreement, other than those benefits to which he is entitled under the Agreement after the execution of such release. No payment shall be made to Executive until such fully executed release has been delivered by Executive to Employer.

          17. APPLICABLE LAW. The Agreement shall be construed and interpreted pursuant to the laws of Illinois.

          18. ENTIRE AGREEMENT. The Agreement contains the entire Agreement between Employer and Executive and supersedes any and all previous agreements, written or oral, between the parties relating to the subject matter hereof. No amendment or modification of the terms of the Agreement shall be binding upon the parties hereto unless reduced to writing and signed by Employer and Executive.

          19. NO EMPLOYMENT CONTRACT. Nothing contained in the Agreement shall be construed to be an employment contract between Executive and Employer.

          20. COUNTERPARTS. The Agreement may be executed in counterparts, each of which shall be deemed an original.

          21. SEVERABILITY. In the event any provision of the Agreement is held illegal or invalid, the remaining provisions of the Agreement shall not be affected thereby.


                               Ex. 10.13 - Page 9

          22. SUCCESSORS. The Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives and successors.

          23. NOTICE. Notices required under the Agreement shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the other party by written notice:

               If to Employer:   Wisconsin Central Transportation Corporation
                                 One O'Hare Centre, Suite 9000
                                 6250 North River Road
                                 Rosemont, Illinois  60018
                                 Attention: Thomas F. Power
                                 Phone:     847-318-4602
                                 Facsimile: 847-318-4628

               With a copy to:   Schiff Hardin & Waite
                                 6600 Sears Tower
                                 233 S. Wacker Drive
                                 Chicago, Illinois 60606
                                 Attention: Frederick L. Hartmann
                                 Phone:     312-258-5656
                                 Facsimile: 312-258-5700

                          and    McLachlan, Rissman & Doll
                                 676 N. Michigan Avenue, Suite 2800
                                 Chicago, Illinois  60611
                                 Attention: Thomas W. Rissman / John H. Doll
                                 Phone:     312-266-2444
                                 Facsimile: 312-266-3330

               If to Executive:
                                  --------------------------------
                                  --------------------------------
                                  --------------------------------
                                  --------------------------------
                                  Phone:
                                        --------------------------


                              Ex. 10.13 - Page 10

                                        IN WITNESS WHEREOF, Executive has
                                   hereunto set his hand, and Employer has
                                   caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                                         WISCONSIN CENTRAL TRANSPORTATION
                                           CORPORATION


                                         By: /s/ Thomas F. Power, Jr.
                                            -----------------------------

                                         Title: CEO



                                         /s/ Marty J. Mickey
                                         --------------------------------
                                         Marty J. Mickey, Executive



                              Ex. 10.13 - Page 11

                                                     Schedule A to Exhibit 10.13

               ITEMS FROM PARALLEL EMPLOYMENT SECURITY AGREEMENTS


Item I                             Item II                    Item III
------                             -------                    --------
8th day of November 2000           John L. Bradshaw           Vice-President - Corporate Development

4th day of November 2000           Deborah M. Coady           Vice-President - Human Resources and Claims

4th day of November 2000           James E. Fisk              Executive Vice-President - Corporate Development

4th day of November 2000           Janet H. Gilbert           Vice-President - General Counsel, North American
                                                              Operations

4th day of November 2000           Randy H. Henke             Chief Engineer, Structures

4th day of November 2000           Walter C. Kelly            Vice-President and Chief Accounting Officer; Chief
                                                              Financial Officer, North American Operations

4th day of November 2000           Glenn J. Kerbs             Vice-President - Engineering, North American
                                                              Operations

4th day of November 2000           J. Reilly McCarren         President and Chief Executive Officer, North America

4th day of November 2000           Robert F. Nadrowski        Vice-President - Mechanical, North American
                                                              Operations

3rd day of November 2000           Ronald G. Russ             Executive Vice President and Chief Financial Officer

4th day of November 2000           William R. Schauer         Vice-President - Marketing, North American
                                                              Operations

4th day of November 2000           J. Edward Terbell          Vice-President and General Manager, North American
                                                              Operations

4th day of November 2000           Richard P. White           Vice-President - Corporate Development



                          Sch. A to Ex. 10.13 - Page 1